                                 FIRST AMENDMENT
                                       TO
                             STOCKHOLDERS' AGREEMENT

     This FIRST AMENDMENT TO STOCKHOLDERS' AGREEMENT, dated as of June 30, 2003, is made by and among James River Group, Inc., a Delaware corporation (the
"Company"), each holder of the Company's Series A Convertible Preferred Stock
(collectively, the "Series A Preferred Holders"), each holder of options and rights convertible into stock of the Company listed as Management Optionees on
Schedule 1 of the Stockholders' Agreement (collectively, the "Management
Optionees"), and J. Adam Abram (the "Founder").

                                    Recitals

     A. The parties hereto are parties to that certain Stockholders' Agreement, dated as of January 21, 2003 (as amended hereby and subsequently amended from time to time, the "Stockholders' Agreement"), pursuant to which the Company and the Stockholders placed certain conditions on the sale and transfer or other disposition of the Equity Stock and provided for certain rights and obligations with respect thereto. Capitalized terms used and not otherwise defined in this
First Amendment to Stockholders' Agreement that are defined in the Stockholders'
Agreement, shall have the meanings set forth in the Stockholders' Agreement.

     B. The parties hereto have agreed to amend the Stockholders' Agreement (i)
to increase the number of directors and (ii) to revise the procedure for amending the Stockholders' Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereto hereby agree as follows:

         1. Section 2.2. Section 2.2 of the Stockholders' Agreement is hereby amended to include the following definitions, and to replace in its entirety the existing definition of "Qualified IPO," with the following definition of
"Qualified IPO":

         "Adjusted Series B Purchase Price" means the Series B Purchase Price multiplied by a fraction, (a) the numerator of which shall be the Series B
Purchase Price and (b) the denominator of which shall be the Series B Conversion
Amount. For the purposes of this definition, the Series B Conversion Amount shall be determined immediately prior to a Qualified IPO and shall be calculated as if no dividends, other than actual cash dividends paid by the Corporation, have been paid.

         "Qualified IPO" means an underwritten initial public offering on a
"firm commitment" basis pursuant to an effective registration statement (other than on Forms S-4 or S-8 or any successor forms thereto) filed pursuant to the
Securities Act of 1933, as amended, or series of such offerings (whether related or unrelated), covering the offer and sale of Common

Stock for the account of the Corporation in which (a) the Corporation receives aggregate cash proceeds equal to or greater than $50,000,000 (before deducting underwriters' discounts and commissions and other offering expenses) and (b) the public offering price per share in such offering is not less than the product of the Adjusted Series B Purchase Price multiplied by 1.5.

         "Series A Purchase Price" shall mean $100 per share.

         "Series B Conversion Amount" shall mean, with respect to the Series B
Preferred, the sum of (a) the Series B Purchase Price and (b) accrued and unpaid dividends thereon.

         "Series B Preferred" shall mean the Company's Series B Convertible
Preferred Stock, $.01 par value per share.

         "Series B Preferred Holders" shall mean those individuals or entities which own shares of Series B Preferred.

         "Series B Purchase Price" shall mean $100 per share.

         2. Section 3.1. Section 3.1 of the Stockholders' Agreement is hereby deleted in its entirety and the following new Section 3.1 is substituted in lieu thereof:

     Number of Directors. (a) The Board shall consist of no more than 11 directors (each, a "Director").

             (b) For so long as Trident II, LP and certain of its co-investment vehicles which Trident II, LP shall have identified in writing to the Company
("Trident") hold shares of the Company's Series A Preferred converted or convertible into 34,000 shares of Common Stock (as adjusted for any stock split, recapitalization or other event affecting the total equity capitalization of the
Company), Trident shall have the right to designate one member of the Board (the
"Trident A Director") who shall be reasonably acceptable to the other Directors.
The initial Trident A Director is John Clements.

             (c) If and for so long as Trident (x) holds shares of Series B
Preferred converted or convertible into 112,000 shares of Common Stock (as adjusted for any stock split, recapitalization or other event affecting the total equity capitalization of the Company), and (y) does not default on its obligation, in connection with the second closing of the offer and sale of
Series B Preferred, to deliver to the Company its full Second Tranche Commitment
(as defined in the Subscription Agreement dated June 30, 2003 by and between the
Company and Trident) in accordance with its Subscription Agreement, Trident, in addition to its right to designate the Trident A Director in accordance with
Section 3.1(b) above, shall have the right to designate an additional member of the Board of Directors (the "Trident B Director") who shall be reasonably acceptable to the other Directors.

             (d) For so long as any share of the Company's Series A Preferred is outstanding, the holders of a majority of such shares, voting together as a class, shall have the right to elect the nearest whole number of Directors (.5 shall be rounded down) equal to at least 25% of the members of the Board of
Directors, and in any case at least one member of the Board (each, a "Series A
Director"); provided that (i) the Trident A Director shall not be deemed a

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Series A Director and (ii) at any time that there is a Trident A Director,
Trident shall abstain from voting on, and its shares shall not be counted in determining the vote required to elect, any Series A Director. The initial
Series A Directors are Alan N. Colner, Joel L. Fleishman and Richard W. Wright.

             (e) If and for so long as HRWCP 1 L.P. ("HRWCP") (x) holds shares of Series B Preferred converted or convertible into 90,000 shares of Common
Stock (as adjusted for any stock split, recapitalization or other event affecting the total equity capitalization of the Company), and (y) does not default on its obligation, in connection with the second closing of the offer and sale of Series B Preferred, to deliver to the Company its full Second
Tranche Commitment (as defined in the Subscription Agreement dated June 30, 2003 by and between the Company and HRWCP) in accordance with its Subscription
Agreement, HRWCP shall have the right to designate two members of the Board (the
"HRWCP Directors") who shall be reasonably acceptable to the other Directors.
The initial HRWCP Directors will be Wellford Tabor and James L. Zech.

             (f) If and for so long as BS Seven LLC ("BS Seven") (x) holds shares of the Company's Series B Preferred converted or convertible into 77,000 shares of Common Stock (as adjusted for any stock split, recapitalization or other event affecting the total equity capitalization of the Company), and (y)
does not default on its obligation, in connection with the second closing of the offer and sale of Series B Preferred, to deliver to the Company its full Second
Tranche Commitment (as defined in the Subscription Agreement dated June 30, 2003 by and between the Company and BS Seven) in accordance with its Subscription
Agreement, BS Seven shall have the right to designate one member of the Board
(the "BS Seven Director") who shall be reasonably acceptable to the other
Directors. The initial BS Seven Director will be Matthew Bronfman.

             (g) The Founder shall be entitled to serve as a Director or to appoint a representative to so serve (the Founder or such representative, the
"Founder Director") for so long as he serves as an officer of the Company or holds any Equity Stock. The initial Founder Director is J. Adam Abram.

             (h) The eleventh director (the "Eleventh Director") shall serve as an at-large director of the Board and shall be recommended to the Board by the unanimous approval of the Nominating Committee (as defined below) of the Board of Directors. The Nominating Committee shall consist of the Chief Executive
Officer of the Company, the Trident A Director, an HRWCP Director and the BS
Seven Director. Such Eleventh Director shall be subject to approval by a majority of the Stockholders and shall initially serve a three-year term. At any time during such Eleventh Director's term, he or she may be removed with or without cause by the unanimous approval of the Nominating Committee and the approval of a majority of the Stockholders.

             (i) The number of directors may be increased or decreased in accordance with the Certificate and the By-laws, subject to the provisions of this Agreement.

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         3. Section 3.2. The following sentences are hereby added to Section
3.2:

In the event that any HRWCP Director or BS Seven Director ceases to be a
Director for any reason (including without limitation his removal by HRWCP or BS
Seven, respectively), which removal may be effected by HRWCP or BS Seven, as the case may be, for any reason), each Stockholder agrees to vote its or his shares and use its or his best efforts to elect a successor to such Director designated by HRWCP or BS Seven, as the case may be. Notwithstanding any other provision contained herein, the HRWCP Director or BS Seven Director can only be removed
(except for Cause) if so requested by HRWCP or BS Seven, in which case the other holders of Series B Preferred agree to vote to remove such HRWCP Director or BS
Seven Director, as the case may be.

         4. Section 3.6. Section 3.6 of the Stockholders' Agreement is hereby deleted in its entirety and the following new Section 3.6 is substituted in lieu thereof:

     Allocations. Subject to provisions of the Subscription Agreements concerning the allocation of Series B Preferred between the first tranche and second tranche issuances of such shares, the Board of Directors shall have sole discretion with respect to the allocation among investors of the Series B
Preferred and shall have the authority to authorize agreements between the
Company and any investors or potential investors respecting allocations of the
Series B Preferred and any subsequent equity offerings and other matters.

         5. Section 4.4(a). Section 4.4(a) of the Stockholders' Agreement is
hereby deleted in its entirety and the following new Section 4.4(a) is substituted in lien thereof:

         (a) Subject to the provisions of Sections 4.1 and 4.2, if at any time or from time to time any Stockholder proposes, in a single transaction or a series of transactions, directly or indirectly to Transfer other than in a
Permitted Transfer pursuant to Section 4.2(d) (each such Person thereby becoming a "Selling Shareholder") any Series A Preferred, Series B Preferred and/or
shares of Common Stock (including Common Stock issued as dividends on account of the Series A Preferred or Series B Preferred) (any of the foregoing, "Tag-Along
Securities") for aggregate consideration having a value of $50,000 or more
("Offer Shares"), such Selling Shareholder shall refrain from effecting such transaction unless, prior to the consummation thereof, each other holder of
Tag-Along Securities shall have been afforded the opportunity to join in such transfer on a pro rata basis, as provided in Section 4.4(b).

         6. Section 4.4(b). The following sentence is hereby added to the end of
Section 4.4(b) of the Stockholders' Agreement:

         Each holder of Tag-Along Securities shall be entitled to receive from the Proposed Purchaser, with respect to each share of Series A Preferred or
Series B Preferred, as applicable, to be sold by such Tagging Holder an amount equal to the greater of (i) the Series A Purchase Price or Series B Purchase
Price, as applicable or (ii) the amount payable on account of the number of shares of Common Stock as would be issuable upon a conversion of such Series A
Preferred or Series B Preferred, as applicable, had such conversion occurred immediately prior to such sale (exclusive of dividends accrued on such Preferred
Stock). In addition, such holder of Series A Preferred or Series B Preferred shall be entitled to receive from the Proposed Purchaser,

                                      -4-

with respect to Common Stock accrued but not theretofore paid as dividends, pursuant to the Certificate, on each such share of Preferred Stock to be sold, the same consideration per share of Common Stock as shall be received by the
Selling Shareholder.

         7. Section 5.2. Section 5.2 of the Stockholders' Agreement is hereby deleted in its entirety and the following new Section 5.2 is substituted in lieu thereof:

         For a period of 90 days from the date of receipt of the Involuntary
Transfer Notice or, failing receipt of such notice, 90 days from the date the
Company sends written notice to the transferee with a copy to the other
Stockholders that the Transfer is deemed to be an involuntary Transfer subject to repurchase under this Agreement, the other Stockholders shall have the irrevocable and exclusive option, to purchase all of the Equity Stock so transferred, exercisable in the same manner as provided in Section 4.2 hereof, all of which terms shall, except as expressly provided in Section 5.3, be applicable to such purchase.

         8. Section 8.12. A new Section 8.12 is hereby added to the
Stockholders' Agreement:

             Joinder of the Holders of Series B Preferred. In connection with the issuance of Series B Preferred, the Series B Preferred Holders shall each execute the Joinder to Stockholders' Agreement, dated as of June 30, 2003, by and among the Company and the Series B Preferred Holders (the "Joinder"). The
Series A Preferred Holders hereby agree and acknowledge that upon the execution of the Joinder, such Series B Preferred Holders shall become parties to the
Stockholders' Agreement, as amended hereby, and shall be fully bound by, and subject to, and shall receive the benefit of, the covenants, terms and conditions of the Stockholders' Agreement, as amended hereby, as though an original party to the Stockholders' Agreement, as amended hereby, and shall each be deemed a Stockholder of the Company for all purposes hereof.

         9. Section 8.9. Section 8.9 of the Stockholders' Agreement is hereby is deleted in its entirety and the following new Section 8.9 is substituted in lieu thereof:

         Entire Agreement; Amendment. This Agreement (together with all schedules hereto) contains the entire agreement among the parties hereto with respect to the transactions contemplated herein, supersedes all prior written agreements and negotiations and oral understandings among the parties hereto, and may not be discharged except by performance, or amended or supplemented except in a writing signed by the Company and holders of at least 75% of the issued and outstanding Equity Stock of the Company; provided, that, in addition to such aggregate threshold (A) Section 3.1(d) and Section 3.2 (as to the treatment of the Series A Directors) may not be amended or supplemented without the written approval of holders of at least 50% in interest of the Series A
Preferred Stock (not including shares held by Trident), (B) Sections 3.1(b) and
(c), and Section 3.2 (as to the treatment of Trident Directors) may not be amended without the written approval of Trident, (C) Section 3.1(e) and Section
3.2 (as to the treatment of the HRWCP Directors) may not be amended or supplemented without the written approval of HRWCP, (D) Section 3.1(f) and
Section 3.2 (as to the treatment of the BS Seven Director) may not be amended or supplemented without the written approval of BS Seven, (E) Section 3.1(g) may not be amended or supplemented without the written approval of the Founder

                                      -5-

and (F) Section 3.1(h) may not be amended or supplemented without the written approval of the Nominating Committee.

         10. Miscellaneous. (a) Except as expressly amended hereby, the
Stockholders' Agreement shall continue in full force and effect in accordance with the provisions thereof. As amended hereby and subsequently amended from time to time, the Stockholders' Agreement shall be referred to as the
Stockholders' Agreement.

         (b) This First Amendment to Stockholders' Agreement and its validity, construction and performance shall be governed in all respects by the law of the
State of New York with giving effect to any conflict of law provision thereof.

         (c) This First Amendment to Stockholders' Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         (d) The headings in the sections of this First Amendment to
Stockholders' Agreement are inserted for convenience of reference only and shall not constitute a part thereof.

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     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to
Stockholders' Agreement to be executed on the day and year first written.

                                             JAMES RIVER GROUP, INC.

                                             By: /s/ J. Adam Abram
                                                 ---------------------------
                                                 Name:  J. Adam Abram
                                                 Title: Chief Executive Officer

                                             FOUNDER

                                             /s/ J. Adam Abram
                                             -----------------------------------
                                             J. Adam Abram

                                             SERIES A PREFERRED HOLDERS

                                             /s/ Series A Preferred Holders
                                             -----------------------------------

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